Exhibit 99.1

Far Point Announces Communication with Silver Lake

May 27, 2020. New York, New York. Far Point Acquisition Corporation (NYSE: FPAC, FPAC.UN, and FPAC.WS), a special purpose acquisition company (“FPAC”), today announced certain developments with respect to the previously announced pending business combination transaction (the “Transaction”) with Global Blue Group AG (“Global Blue”).

SL Globetrotter L.P., an affiliate of Silver Lake, which FPAC believes to be the largest shareholder of Global Blue and is the representative of the other Global Blue shareholders under the terms of FPAC’s merger agreement with Global Blue and other parties, has provided FPAC’s Board of Directors with a memorandum informing it that SL Globetrotter now owns 12% of FPAC’s shares. SL Globetrotter today filed a Schedule 13D with the U.S. Securities and Exchange Commission confirming that it owns 9,487,500 shares of FPAC’s Class A Common Stock. A copy of its memorandum to FPAC’s Board was included as an exhibit to this filing.

In addition, SL Globetrotter’s memorandum proposed certain changes to the terms of the Transaction. FPAC’s Board, in consultation with FPAC management and outside legal advisors, is reviewing SL Globetrotter’s proposal and FPAC management has requested additional information from SL Globetrotter to assist the Board in this review.

About Far Point

Far Point Acquisition Corporation (NYSE: FPAC) is a special purpose acquisition company organized under the laws of Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses in the financial technology industry. The company completed its initial public offering on the NYSE in June 2018, raising $632 million from investors.

Additional Information

Global Blue Group Holding AG, the intended successor entity in the Transaction, has filed a Registration Statement on Form F-4 (File No. 333-236581) (the “Registration Statement”), which includes a preliminary prospectus and preliminary proxy statement. After the Registration Statement is declared effective, the definitive proxy statement and other relevant documents will be mailed to stockholders of FPAC as of a record date to be established for voting on the business combination. Stockholders of FPAC and other interested persons are advised to read the preliminary proxy statement/prospectus included in the Registration Statement, and when available, any amendments thereto, and the definitive proxy statement/prospectus in connection with FPAC’s solicitation of proxies for the special meeting to be held to approve the business combination because these documents will contain important information about FPAC, Global Blue, and the business combination. Stockholders can also obtain copies of the Registration Statement and, when available, the proxy statement/prospectus, without charge, by directing a request to: Far Point Acquisition Corporation, 18 West 18th Street, New York, NY 10011. These documents and FPAC’s annual and other reports filed with the Securities and Exchange Commission (the “SEC”) can also be obtained, as available, without charge, at the SEC’s internet site (http://www.sec.gov).

FPAC, Global Blue and their respective directors, executive officers, other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from the stockholders of FPAC in connection with the business combination. Stockholders of FPAC and other interested persons may obtain more information regarding the names and interests in the proposed business combination of FPAC’s directors and officers in FPAC’s filings with the SEC, including FPAC’s Annual Report on Form 10-K for the year-ended December 31, 2019, which was filed with the SEC on March 12, 2020. Additional information regarding the interests of such potential participants in the solicitation process is also included in the Registration Statement, and will be included in the definitive proxy statement/prospectus and other relevant documents when they are filed with the SEC